Exhibit 99.2

Where Food Comes From, Inc.

2022 Fourth Quarter Conference Call

Call date: Thursday February 23, 2023

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2022 fourth quarter and year-end earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

This morning we announced results for our fourth quarter and full year ended December 31, 2022, and once again we are happy to report we extended our track record of profitable growth.

Beginning with our full year, revenue increased 13% year over year to $24.8 million from $21.9 million. The increase included growth in all three revenue segments:

●	Verification and certification services grew by 10% to $17.6 million from $16.1 million last year.

●	Product revenue increased 14% year over year to $4.4 million from $3.8 million.

●	And software and related consulting revenue was up 40% on the year – to $2.9 million from $2.0 million. The big increase was primarily due to a large project we completed for the Japanese government in the first quarter of the year.

Selling, general and administrative expense increased 5% year over year to $7.8 million from $7.4 million. This increase included higher personnel costs in what continues to be a very competitive labor market.

Net income in 2022 decreased to $2.0 million, or $0.33 per diluted share, from net income of $3.0 million, or $0.48 per diluted share, a year ago. Keep in mind, however, that a year ago we booked approximately $1.0 million in PPP loan forgiveness.

Adjusted EBITDA in 2022 increased to $3.8 million from $3.7 million a year ago and we generated $2.7 million in cash from operations in 2022 compared to $3.0 million in the prior year.

We closed the year with cash and cash equivalents of $4.4 million compared to $5.4 million at the same time last year. That decline was due to our continued investment in our own shares, which I will address in more detail in just a moment.

Turning to fourth quarter results:

Total revenue increased 5% year over year to $6.1 million from $5.8 million.

●	Verification and certification services was up 7% to $4.7 million from $4.4 million.

●	Product revenue was up 17% to $0.9 million from $0.8 million.

●	Software and related consulting revenue was down 22% year over year to $0.5 million from $0.6 million. Again, I’ll remind you that this revenue category will continue to be choppy as our product offerings and services engagements continue to evolve.

Selling, general and administrative expense was flat year over year to $2.1 million.

Net income in the fourth quarter decreased 34% year over year to $0.5 million, or $0.08 per diluted share, from $0.7 million, or $0.12 per diluted share, in the same quarter last year.

Adjusted EBITDA in the fourth quarter declined 21% year over year to $1.0 million from $1.3 million.

On January 1, 2023, the USDA announced the adoption of the latest phase of ADT or animal disease traceability, which now requires the replacement of visual and/or metal clip tags with radiofrequency identification tags. Accordingly, the USDA estimates this will mean another $11 million head of cattle will be required to utilize the kind of RFID tags that we provide. We anticipate that over the next 1 to 2 years we will be the primary beneficiary of this rule change as we already are the largest provider of tags to the cattle industry. This is an important milestone in the USDA’s ongoing implementation of ADT. In anticipation of this rule change, we have been ramping up our capacity to meet this demand, including now carrying our largest inventory of tags ever as well as investing in strengthening our IP and certification programs related to our CARE brand.

On the topic of investments, we are constantly challenged to allocate our capital in ways that enhance shareholder value. In past years, this has taken the form of the M&A transactions that expanded our services portfolio and brought new talent to the company. It has also involved investing in internal development of new products and programs, our very successful CARE program being one recent and timely example.

Over the past few years, we have begun investing in a share repurchase program that in 2022 returned approximately $3.5 million in value to our shareholders. During the year we repurchased nearly 308,000 shares of stock at an average price of $11.23 per share – well below our recent stock price level and more than triple the buyback level of the prior year. Over the past two fiscal years – between buybacks and a special dividend – we have returned approximately $5.5 million in value to stockholders.

Our commitment to returning value is made possible by our historical profitability and the consistency and predictability of our cash flows. In addition, the moat we have built around business – and the unique aspects of our product and service portfolio – give us confidence that our share price in recent years represents an attractive investment opportunity and a good use of capital.

Today we have the industry’s largest and most diverse portfolio of verification and certification standards and solutions, and we are the undisputed leader in protein certifications, which is the largest component of our business. Given this competitive advantage, we are confident that as long as consumers value transparency in the food supply chain – and as long as producers continue to benefit financially and reputationally from providing that transparency – then we are going to continue to grow and generate cash and reward our stockholders.

As we have demonstrated throughout the year, we are continuing to innovate with new services in response to emerging industry trends and consumer demand. In 2022 we expanded our CARE program across all proteins, made solid progress in our aquaculture initiative – including introduction of our FishCARE program – and engaged more deeply in the emerging ESG movement.

More recently, in January we rolled out another new certification standard called PaleoFLEX™, which is tied to the popular Paleo Diet®. Legacy customer Lone Creek Cattle Company’s Certified Piedmontese Beef became the first brand in North America to be certified to the new standard, and as the exclusive third-party certification body for PaleoFLEX, we are excited about this opportunity and looking forward to adding new customers for this service over time.

Also in early January, we traveled to New York with other team members to ring Nasdaq’s closing bell in a Covid-delayed celebration of our uplisting to Nasdaq. The event was broadcast “live” on the Nasdaq Tower in Times Square as well as across financial media and on Facebook Live and Twitter Live, and we think the trip was well worth it in terms of the exposure we gained in the financial community.

So, thanks again for joining us on the call today. And with that, I’ll open the call to questions.

Question and Answer Session:

Question 1: Chris Brown

Thank you. I was just going to ask about your Bitcoin investment, took me a little bit by surprise. Can you just talk a little bit about the thought process behind it? Thank you.

John Saunders

Sure. Yes. It’s actually a relatively long story that culminated with us diversifying a really, really small part of our cash into Bitcoin. About 5 years ago, Chris, we were at the beginning of the cryptocurrency and blockchain craze and had a number of our customers ask us about cryptocurrencies and about utilizing blockchain, probably the most prominent being the Food Trust, which is an IBM blockchain that they developed. And really, I fielded a number of questions over the years. I don’t know if you’ve been on the calls or not really related to blockchain and what impact it was going to have on Where Food Comes From, especially the way that the data could be stored in this new format. And it was questions that were related to how were we going to position the company as opposed to blockchain or as – was it going to be something that was going to eliminate the opportunity for us to continue to grow. So I’ve done a lot of evaluating it. We looked at Bitcoin. I think our determination was – we’ve actually had larger companies that have come to us and asked us to potentially develop our own cryptocurrency. So really the culmination of that was us purchasing a really, really small amount of Bitcoin. We felt that was the only one that justified doing it. We didn’t understand a lot of the accounting principles, but we thought it was something that was going to be core to the business. So it was really less of any kind of speculation into cryptocurrency as much as it was us positioning ourselves to understand the accounting that some of our potential customers were going to ask us to be a part of. So it was really just positioning there. It wasn’t a long-term strategy.

Chris Brown

That makes complete sense, and I appreciate the color. Thank you. I commend your openness to kind of in a measured manner, looking at different opportunities and different things out there. Thanks. Good luck.

Question 2: Unidentified Analyst

Hey, John, I just wanted to say thank you again for being a respectful steward of capital. It’s very rare to have a micro-cap company who is as efficient and conservative with capital as you guys are. And I think that, that earns you the trust of shareholders to carry out your longer-term vision.

John Saunders

Thank you.

John Saunders

Well, again, I want to thank you. I figured maybe we’d have one question about ADT. I do want to reemphasize what a big event for us, what a change in this ruling is, and we’re really excited about this year. We appreciate all of your support, your long-term commitment and a lot of the stuff that we’ve been talking about related to animal disease traceability in the U.S. cattle industry, I think, are starting to formalize. So we appreciate your patience and we appreciate your support, and we will talk to you soon.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.